Exhibit 99.1
Tesla First Quarter 2025 Production, Deliveries & Deployments

In the first quarter, we produced over 362,000 vehicles, delivered over 336,000 vehicles and deployed 10.4 GWh of energy storage products.

While the changeover of Model Y lines across all four of our factories led to the loss of several weeks of production in Q1, the ramp of the New Model Y continues to go well.

Thank you to all our customers, employees, suppliers, shareholders and supporters who helped us achieve these results.

Q1 2025

	Production	Deliveries	Subject to operating lease accounting
Model 3/Y	345,454	323,800	4%
Other Models	17,161	12,881	7%
Total	362,615	336,681	4%

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Tesla will post its financial results for the first quarter of 2025 after market close on Tuesday, April 22, 2025. At that time, Tesla will issue a brief advisory containing a link to the Q1 2025 update which will be available on Tesla’s Investor Relations website.

In addition to posting first quarter results, Tesla management will hold a live company update and question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time).

What: Tesla Q1 2025 Financial Results and Company Update Webcast
When: Tuesday, April 22, 2025
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q1 2025 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Company Update, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:
ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q1 earnings. Tesla vehicle deliveries and storage deployments represent only two measures of the Company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including average selling price, cost of sales, foreign exchange movements and others as to be disclosed in the 10-Q for the quarter ended on March 31, 2025.